EXHIBIT 4.2

SPECIAL SERVICING AGREEMENT

This SPECIAL SERVICING AGREEMENT (the “Agreement”) is made and entered into as of June 1, 2006, between CitiMortgage, Inc, as servicer and master servicer (the “Company”), Credit-Based Asset Servicing and Securitization LLC, as holder of the Class B Certificates identified on Schedule I (the “Class B Holder”) and Litton Loan Servicing LP, an affiliate of the Class B Holder, as special servicer (the "Special Servicer").

PRELIMINARY STATEMENT

WHEREAS, the Class B Holder is the holder of an interest in each of the most subordinate outstanding classes of Mortgage Pass-Through Certificates (each a “Class B Certificate”) of the series of issuances (each a "Series") identified by the parties to reflect (i) the purchase from time to time by the Class B Holder of interests in any class of Class B Certificates of a Series and (ii) the sale from time to time by the Class B Holder of interests in any class of Class B Certificates.

WHEREAS, each of the Class B Certificates was issued pursuant to the Pooling and Servicing Agreement or Agreements (each a “Pooling and Servicing Agreement”) identified on Schedule I and evidences an ownership interest in a pool of Mortgage Loans.

WHEREAS, the Company is the servicer and master servicer of the Mortgage Loans related to each Series and the Mortgage Loans are serviced in accordance with the applicable Pooling and Servicing Agreement.

WHEREAS, in connection with the purchase by Class B Holder of a Series of Class B Certificates (whether owned by the Class B Holder on the date hereof or purchased by the Class B Holder at any time in the future), the Class B Holder and the Company have agreed that (i) with respect to Mortgage Loans of a Series that become 90 or more days delinquent (each such Mortgage Loan, a "Delinquent Mortgage Loan"), the Company will provide to the Class B Holder certain information with respect to such Delinquent Mortgage Loan, and (ii) the Class B Holder, if it owns 100% of the then most subordinate outstanding class of Class B Certificates of a Series may elect to have certain Mortgage Loans of a Series which are 90 or more days delinquent or any REO Property of a Series (each such Mortgage Loan or REO Property, a "Specially Serviced Mortgage Loan") serviced by the Special Servicer.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company, the Class B Holder and the Special Servicer hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions Incorporated by Reference.

    Capitalized terms used but not otherwise defined in this Agreement shall have the respective meaning ascribed thereto as set forth in the related Pooling and Servicing Agreement.

ARTICLE II

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DESIGNATION OF SPECIALLY SERVICED MORTGAGE LOANS AND SPECIAL SERVICING PROCEDURES

Section 2.01 Approval of Litton Loan Servicing LP as Special Servicer

The Company hereby approves Litton Loan Servicing LP as an approved Special Servicer.

Section 2.02 Specially Serviced Mortgage Loans.

(a) To the extent and for so long as the Class B Certificates of a Series are outstanding and the Class B Holder owns at least 100% of the then most subordinate outstanding class of the Class B Certificates of such Series, Mortgage Loans of the related Series which are 90 or more days delinquent and/or REO Property of a Series may, at the option of the Class B Holder, be designated in writing by the Class B Holder as Specially Serviced Mortgage Loans and transferred to the Special Servicer for servicing. The Special Servicer shall service the Specially Serviced Mortgage Loans in accordance with the terms hereof and the related Pooling and Servicing Agreement.

On or before the fourth business day of each calendar month, the Company as the servicer shall provide the Special Servicer with a preliminary list of REO Property and those Mortgage Loans which are 90-days or more delinquent as of such date. On or before the thirteenth calendar day of the month, the Company as the master servicer shall provide the Special Servicer with a list of REO Property and those Mortgage Loans which are 90-days or more delinquent as of such date. The list provided shall include the following information as to each such Delinquent Mortgage Loan: delinquency status, foreclosure status, and bankruptcy.

On or before the 15th calendar day of such month, the Special Servicer, on behalf of the Class B Holder, shall provide written notice to the Company of each such Mortgage Loan and REO Property which has been designated a Specially Serviced Mortgage Loan by the Class B Holder. Servicing of each Mortgage Loan and REO Property so designated as a Specially Serviced Mortgage Loan for which the Company is servicer shall be transferred by the Company to the Special Servicer effective on the first day of the calendar month immediately following the month of such designation (the "Effective Date") unless another date has been mutually agreed upon by the Special Servicer and the Company substantially in the manner set forth herein. Each Mortgage Loan and REO Property so designated as a Specially Serviced Mortgage Loan for which the Company is master servicer shall result in the Company giving direction to the underlying servicer that the servicing of such loans is to be transferred to the Special Servicer effective on the first day of the calendar month immediately following the month of such designation (the "Effective Date") unless another date has been mutually agreed upon by the servicer, the Special Servicer and the Company. The Company will work with the Special Servicer to encourage the servicer to comply with a transfer substantially in the manner set forth herein and in Exhibit B hereto.

The parties hereto agree to customary and reasonable fees such as recording of assignments resulting from the transfer of the servicing of a Mortgage Loan. Fees beyond this would be negotiated between the parties.

(b) As of the Effective Date of each Specially Serviced Mortgage Loan, the Special Servicer shall succeed to and undertake all rights, duties and obligations of the prior servicer (including, without limitation, the making of advances, any right to purchase such Specially Serviced Mortgage Loan at the purchase price set forth in the related Pooling and Servicing Agreement and the right to receive the servicing fee and retain additional servicing compensation with respect to such Specially Serviced Mortgage Loan) pursuant to and in accordance with the terms of the related Pooling and Servicing Agreement. The Special Servicer shall provide all loan level information by the 5th calendar day to the Company as master servicer and remit as stated in the respective Pooling and Servicing Agreement on the eighteenth (18th) day, or if such eighteenth (18th) day is not a Business day, the Business Day immediately preceding such eighteenth (18th) day beginning with the succeeding month after the Effective Date. The Company may also be entitled to additional master servicing compensation not based on the master servicing fee rate, as agreed with the Special Servicer, such as any net REO proceeds in excess of the outstanding principal balance and accrued interest on a mortgage loan. In addition, with the exception of sub prime mortgage loans, , if the Special Servicer determines that an advance will not be recoverable, the Special Servicer will first consult with the Company prior to the date the advance would otherwise be required and discuss with the Company why the advance is deemed non recoverable as well as provide a value assessment. .

(c)  The Company acknowledges that the Special Servicer or an affiliate may receive usual and customary real estate referral fees from real estate brokers in connection with the listing and disposition of REO Property.

(d) Subject to sections 2.03, 5.15 and 5.16, once a Mortgage Loan becomes a Specially Serviced Mortgage Loan, such Mortgage Loan shall remain a Specially Serviced Mortgage Loan, and shall continue to be serviced by the Special Servicer (or a successor appointed under Section 2.04), regardless of delinquency status, whether the related Mortgaged Property becomes an REO Property or otherwise, until the earlier of the liquidation or other disposition of such Specially Serviced Mortgage Loan or the termination of this Agreement; provided, however, that if the Company exercises its right as Master Servicer to purchase all of the Mortgage Loans in a Trust Fund pursuant to an optional termination provision under the related Pooling and Servicing Agreement, the servicing of any related Specially Serviced Mortgage Loans shall be transferred promptly by the Special Servicer in accordance with written instructions from the Company.

Upon termination of the Trust Fund, if Company does not provide transfer instructions and if Special Servicer does not elect to terminate this Agreement, Special Servicer shall continue to service the Mortgage Loans until liquidation or sale, on condition that the Special Servicer will service on an actual/actual basis, and Special Servicer and Company will negotiate a new service fee effective upon termination of the Trust Fund. Company agrees to provide Special Servicer written notice mailed (30) thirty days prior to the distribution day upon which final payment of the Certificates will be made.

(e) If the Class B Holder (i) transfers such percentage interest in any Class B Certificates of a Series such that the Class B Holder owns less than 100% of the then outstanding Certificate Principal Balance of such class, or (ii) purchases such percentage interest in any Class B Certificates of a Series such that the Class B Holder owns 100% of the then outstanding Certificate Principal Balance of such class, the Class B Holder shall promptly notify the Company and the Special Servicer in writing within fifteen (15) business days of any such transfer or acquisition. With respect to the purchase of 100% of the Class B Certificates of any Series by the Class B Holder after the date hereof, this Agreement shall be effective as of the date such written notice of acquisition is received by the Company

(f) Notwithstanding any provision herein to the contrary, the Special Servicer shall (i) in no event be obligated to effect any cure or remedy in connection with a deficiency in the documentation for any Specially Serviced Mortgage Loan to the extent such deficiency existed at the time such Mortgage Loan became a Specially Serviced Mortgage Loan or (ii) have any responsibility for any obligations, duties, or liabilities of the Company with respect to the servicing of a Specially Serviced Mortgage Loan that arose prior to the related Effective Date for such Specially Serviced Mortgage Loan, other than those which would customarily be assumed after the Effective Date.

(g) Notwithstanding the foregoing, and to the extent not prohibited by the related Pooling and Servicing Agreement, the Company and Special Servicer agree to the Operational Requirements listed on Exhibit B attached hereto and made a part hereof.

Section 2.03 Termination of Special Servicer for Default.

The Company shall have the right, immediately upon written notice, to terminate the Special Servicer’s right and obligation to subservice all of the Specially Serviced Mortgage Loans hereunder in the event (each such event, an “Event of Default”) of:

(i) any failure by the Special Servicer to remit to the Company for distribution to the Certificateholders of a Series any payment (including without limitation, any failure to make any Advance not determined to be not recoverable by the Special Servicer under Section 2.02(b)) required to be made under the terms of this Agreement or the related Pooling and Servicing Agreement which continues unremedied for a period of one business day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer by the Company; or

(ii) any failure on the part of the Special Servicer duly to observe or perform in any material respect any other of the cove-nants or agreements on the part of the Special Servicer contained in this Agree-ment (including any breach of the Special Servicer’s representations and warranties contained in Section 4.03 hereof) which materially and adversely affects the interests of the Certificateholders of a Series which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer by the Company; or

(iii) a decree or order of a court or agency or super-visory authority having jurisdiction in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appoint-ment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding--up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days; or

(iv) the Special Servicer shall consent to the appoint-ment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property; or

(v) the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntari-ly commence a case or proceeding under any appli-cable bankruptcy, insol-vency, reorganization or other similar statute, make an assignment for the benefit of its credi-tors, or voluntarily suspend payment of its obligations.

If an Event of Default as described in clauses (iii), (iv) or (v) above shall occur, then, and in each and every such case, upon receipt of written notice from the Company, the Special Servicer shall immediately remit to the Company all amounts in the Collection Accounts and the Escrow Accounts and all rights of the Special Servicer to service the Specially Serviced Mortgage Loans shall terminate. If an Event of Default as described in clauses (i) or (ii) above shall occur, then, and in each and every such case, upon receipt of written notice from the Company, the Special Servicer shall immediately remit to the Company all amounts in the related Collection Account and the related Escrow Accounts and all rights of the Special Servicer to service the Specially Serviced Mortgage Loans of each affected Series shall terminate. Following the receipt of written notice from the Company as provided above, all authority and power of the Special Servicer to subservice (a) all the Specially Serviced Mortgage Loans in the case of an Event of Default as described in clauses (iii), (iv) or (v) above or (b) all the Specially Serviced Mortgage Loans of each affected Series in the case of an Event of Default as described in clauses (i) or (ii) above shall pass to and be vested in the Company pursuant to and under this Section 2.03, and the Special Servicer shall do all things necessary to effect a transfer of the servicing rights back to the Company. In this regard, the Company is hereby authorized and empowered to execute and deliv-er, on behalf of the Special Servicer, as attorney--in--fact or otherwise, any and all documents and other instru-ments, and to do or accom-plish all other acts or things necessary or appropriate to effect the purposes of such notice of termina-tion, whether to complete the transfer and endorsement or assign-ment of the affected Specially Serviced Mortgage Loans and related documents, or otherwise. The Special Servicer agrees to cooperate with the Company in implementing the termination of the Special Servicer’s respon-sibili-ties and rights hereunder to the extent required by this Section 2.03, includ-ing, without limita-tion, the transfer to the Company or its appointed agent for adminis-tra-tion by it of all amounts in the possession of the Special Servicer or thereaf-ter be receiv-ed with respect to all of the Specially Serviced Mortgage Loans serviced hereunder in the case of an Event of Default as described in clauses (iii), (iv) or (v) above or with respect to all of the Specially Serviced Mortgage Loans of each affected Series in the case of an Event of Default as described in clauses (i) or (ii) above , as the case may be, and the transfer of the related Servicing Rights back to the Company.

2.04 Appointment of Successor Special Servicer.

Only with prior consent of the Company, the Class B Holder shall have the right, upon 90 days prior written notice (or such lesser period as the Company may approve in writing) to the Company and the Special Servicer, to appoint a successor special servicer meeting the requirements set forth in clauses (i), (ii) and (iii) below. Any such successor special servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Special Servicer under this Agreement simultaneously with the termination of the Special Servicer's responsibilities, duties and liabilities under this Agreement. In the event that the Special Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to this Agreement, the Special Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The removal of the Special Servicer shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Special Servicer of the representations and warranties made pursuant to Section 4.03 and the remedies available to the Class B Holder and/or the Company under Sections 4.04 and 5.01, it being understood and agreed that the provisions of such Sections 4.04 and 5.01 shall be applicable to the Special Servicer notwithstanding any such termination of it, or the termination of this Agreement.

Any successor special servicer shall (i) be an institution having a net worth of not less than $5,000,000, (ii) the appointment of such successor servicer will not result in the downgrading in any rating by any applicable rating agency of any security issued in connection with the applicable Pooling and Servicing Agreements, (iii) be approved as a seller/servicer of single-family mortgage loans by the Department of Housing and Urban Development, (iv) which is a FNMA or FHLMC approved seller/servicer in good standing and and (v) have and keep in full effect its existence, rights and franchises as a corporation (or such other corporate form), and shall obtain its qualification to do business as a foreign corporation (or such other corporate form) in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Specially Serviced Mortgage Loans and to perform its duties under this Agreement. Any successor appointed as provided herein shall execute, acknowledge and deliver to the Class B Holder and the Company an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 4.03, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Special Servicer, with like effect as if originally named as a party to this Agreement.

Within 30 days of the appointment of a successor special servicer by the Class B Holder, the Special Servicer shall prepare, execute and deliver to the successor entity any and all documents and other instruments, place in such successor's possession all servicing files related to the Specially Serviced Mortgage Loans, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement of the related Mortgage Notes and other documents, and the Class B Holder shall do or cause to be done the preparation and recordation of Assignments of Mortgage and Deeds at the Class B Holder's sole expense.

If the rights of the Special Servicer are terminated under this Agreement, the Special Servicer shall cooperate with the Class B Holder, the Company, and any successor in effecting the termination of the Special Servicer's responsibilities and rights hereunder and the transfer of servicing responsibilities to the successor special servicer or other servicer, including without limitation, the transfer to such successor or other servicer of all amounts received by it with respect to the Specially Serviced Mortgage Loans. Further, the Special Servicer shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor or other servicer all such rights, powers, duties, responsibilities, obligations and liabilities of the Special Servicer.

ARTICLE III

DELINQUENT MORTGAGE LOANS OTHER THAN SPECIALLY SERVICED MORTGAGE LOANS

Section 3.01. Reporting of Delinquent Mortgage Loans.

(a) To the extent and for so long as the Class B Certificates of a Series are outstanding and any interest in such Class B Certificates is held by the Class B Holder, the Company will provide the following information available on its website at www.citimortgagembs.com on each Distribution Date:

(1)
With respect to each Series, the number and aggregate Principal Balance of the Mortgage Loans delinquent one, two and three months or more, together with the Principal Balance of each Mortgage Loan delinquent, one, two and three months or more;

(2)
With respect to each Series, the (i) number and aggregate Principal Balance of Mortgage Loans with respect to which foreclosure proceedings have been initiated, and (ii) the number of Mortgaged Properties acquired through foreclosure, deed in lieu of foreclosure or other exercise of rights respecting the Trustee’s security interest in the Mortgage Loans, and with respect to each Mortgage Loan, the (i) Principal Balance of each such Mortgage Loan with respect to which foreclosure proceedings have been initiated, and (ii) the appraised value of each Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or other exercise of rights respecting the Trustee’s security interest in the related Mortgage Loan; and

(3)
With respect to each Series, the amount of Realized Losses allocable to the Certificates on the related Distribution Date and the cumulative amount of Realized Losses allocated to such Certificates since the Cut-off Date, and with respect to each Mortgage Loan, the amount of Realized Losses attributable to such Mortgage Loan on the related Distribution Date and the cumulative amount of Realized Losses attributable to such Mortgage Loan since the Cut-off Date.

Section 3.02 Review of Procedures.

The Company hereby agrees that the Class B Holder shall have the right, at its own expense and during normal business hours, to review any and all of the books, records, or other information of the Company which may be relevant to the Company’s direct collection, loss mitigation, foreclosure and REO management procedures currently in place in order to confirm that the procedures used by the Company and its subservicers are in accordance with the customary servicing practices of prudent mortgage loan servicers. In order to discuss such books, records or other information, the Company shall make personnel available who are knowledgeable about such matters.

The Class B Holder and the Special Servicer hereby agree that the Company shall have the right, at its own expense and during normal business hours, to review any and all of the books, records, or other information of the Special Servicer which may be relevant to the Special Servicer’s direct collection, loss mitigation, foreclosure and REO management procedures currently in place in order to confirm that the procedures used by the Special Servicer are in accordance with the customary servicing practices of prudent mortgage loan servicers. In order to discuss such books, records or other information, the Special Servicer shall make personnel available who are knowledgeable about such matters.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Organizational and Other Related Warranties of the Class B Holder. The Class B Holder hereby makes the following representations and warranties to the Company and the Special Servicer:
(i) Organization and Good Standing. The Class B Holder is an entity duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation or the laws of the United States.

(ii) No Violation. Neither the execution and delivery by the Class B Holder of this Agreement, nor the consummation by the Class B Holder of the transactions contemplated hereby, nor the performance of and compliance by the Class B Holder with the provisions of this Agreement, will conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, the organizational documents (its articles of incorporation or charter or by-laws) of the Class B Holder, or any of the provisions of any law, rule, regulation, judgment, decree, demand, or order (of any federal, state, or local governmental or regulatory authority or court) binding on the Class B Holder, or any of its respective properties, or any of the provisions of any indenture, mortgage, contract, instrument, or other document to which the Class B Holder is a party or by which it is bound, or result in the creation or imposition of any lien, charge, or encumbrance upon any of their respective properties pursuant to the terms of any indenture, mortgage, contract, instrument, or other document. The Class B Holder is not otherwise in violation of any law, rule, regulation, judgment, decree, demand, or order (of any federal, state or local governmental or regulatory authority or court), which violation, in the Class B Holder's, good faith and reasonable judgment, is likely to affect materially and adversely its ability to perform its obligations hereunder.

(iii) Authorization and Enforceability. The execution and delivery by the Class B Holder of this Agreement, the consummation of the transactions contemplated hereby, and the performance and compliance by the Class B Holder with the terms hereof are within the powers of the Class B Holder, and have been duly authorized by all necessary action on the part of the Class B Holder. All organizational resolutions and consents necessary for the Class B Holder to enter into and consummate all transactions contemplated hereby have been obtained. This Agreement has been duly executed and delivered by the Class B Holder and constitutes the legal, valid and binding obligation of the Class B Holder, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally, and to general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law. The Class B Holder has not failed to obtain any consent, approval, authorization, or order of, or failed to cause any registration or qualification with, any court or regulatory authority or other governmental body having jurisdiction over it, which consent, approval, authorization, order, registration, or qualification is required for, and the absence of which would materially adversely affect, the legal and valid execution, delivery, and performance of this Agreement by the Class B Holder.

(iv) No Litigation or Adverse Conditions. No litigation is pending or, to the best of the Class B Holder's knowledge, threatened against it, which, if determined adversely to the Class B Holder would prohibit the Class B Holder from entering into this Agreement or, in the good faith and reasonable judgment of the Class B Holder, is likely to materially and adversely affect either the ability of the Class B Holder to perform its obligations hereunder.

Section 4.02. Organizational and Other Related Warranties of the Company. The Company hereby makes the following representations and warranties to the Class B Holder and the Special Servicer:

(i) Organization and Good Standing. The Company is an entity duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation or the laws of the United States, and is in compliance with the laws of each state in which any property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations hereunder and the Pooling and Servicing Agreement.

(ii) No Violation. Neither the execution and delivery by Company of this Agreement, nor the consummation by it of the transactions contemplated hereby, nor the performance of and compliance by the Company with the provisions hereof or of the Pooling and Servicing Agreement, will conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, the organizational documents (its articles of incorporation or charter or by-laws) of the Company, or any of the provisions of any law, rule, regulation, judgment, decree, demand, or order (of any federal, state, or local governmental or regulatory authority or court) binding on the Company, or any of its properties, or any of the provisions of any indenture, mortgage, contract, instrument, or other document (including, without limitation, any Pooling and Servicing Agreement) to which the Company is a party or by which it is bound, or result in the creation or imposition of any lien, charge, or encumbrance upon any of their respective properties pursuant to the terms of any indenture, mortgage, contract, instrument, or other document. The Company is not otherwise in violation of any law, rule, regulation, judgment, decree, demand, or order (of any federal, state or local governmental or regulatory authority or court), which violation, in the Company's good faith and reasonable judgment, is likely to affect materially and adversely either its ability to perform its obligations hereunder or under the Pooling and Servicing Agreements, or the financial condition of the Company.

(iii) Authorization and Enforceability. The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby, and the performance and compliance by the Company with the terms hereof and of the Pooling and Servicing Agreements are within the powers of the Company, and have been duly authorized by all necessary action on the part of the Company. All organizational resolutions and consents necessary for the Company to enter into and consummate all transactions contemplated hereby have been obtained. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally, and to general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law. The Company has not failed to obtain any consent, approval, authorization, or order of, or failed to cause any registration or qualification with, any court or regulatory authority or other governmental body having jurisdiction over the Company, which consent, approval, authorization, order, registration, or qualification is required for, and the absence of which would materially adversely affect, the legal and valid execution, delivery, and performance of this Agreement by the Company.

(iv) Approvals and Permits. The Company possesses such certificates, authorizations, licenses, and permits issued by the appropriate state, federal, and foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the conduct of the business, operations, financial condition, or income of the Company.

(v) No Litigation or Adverse Conditions. No litigation is pending or, to the best of the Company's knowledge, threatened against it, which, if determined adversely to the Company would prohibit the Company from entering into this Agreement or, in the good faith and reasonable judgment of the Company, is likely to materially and adversely affect either its ability to perform its obligations hereunder or under the Pooling and Servicing Agreements or the financial condition of the Company. The Company has no knowledge of any recent adverse financial condition or event with respect to itself that, in its good faith and reasonable judgment, is likely to materially and adversely affect its ability to perform its obligations hereunder or under the Pooling and Servicing Agreements.

(vi) Fidelity Bond; Errors and Omission Insurance. Each officer, director, employee, consultant and advisor of the Company with responsibilities concerning the servicing and administration of the Mortgage Loans is covered by errors and omissions insurance and fidelity bond insurance in the amounts and with the coverage required under the related Pooling and Servicing Agreement for it to maintain. Neither the Company nor any of its officers, directors, employees, consultants, or advisors involved in the servicing or administration of the Mortgage Loans has been refused such coverage or insurance.

Section 4.03. Organizational and Other Related Warranties of the Special Servicer. The Special Servicer hereby makes the following representations and warranties to the Company and the Class B Holder:

(i) Organization and Good Standing. The Special Servicer is an entity duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation or the laws of the United States, and is in compliance with the laws of each state in which any property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations hereunder.

(ii) No Violation. Neither the execution and delivery by Special Servicer of this Agreement, nor the consummation by it of the transactions contemplated hereby, nor the performance of and compliance by the Special Servicer with the provisions hereof , will conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, the organizational documents (its articles of incorporation or charter or by-laws) of the Special Servicer, or any of the provisions of any law, rule, regulation, judgment, decree, demand, or order (of any federal, state, or local governmental or regulatory authority or court) binding on the Special Servicer, or any of its properties, or any of the provisions of any indenture, mortgage, contract, instrument, or other document to which the Special Servicer is a party or by which it is bound, or result in the creation or imposition of any lien, charge, or encumbrance upon any of their respective properties pursuant to the terms of any indenture, mortgage, contract, instrument, or other document. The Special Servicer is not otherwise in violation of any law, rule, regulation, judgment, decree, demand, or order (of any federal, state or local governmental or regulatory authority or court), which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either its ability to perform its obligations hereunder, or the financial condition of the Special Servicer.

       (iii) Authorization and Enforceability. The execution and delivery by the Special Servicer of this Agreement, the consummation of the transactions contemplated hereby, and the performance and compliance by the Special Servicer with the terms hereof are within the powers of the Special Servicer, and have been duly authorized by all necessary action on the part of the Special Servicer. All organizational resolutions and consents necessary for the Special Servicer to enter into and consummate all transactions contemplated hereby have been obtained. This Agreement has been duly executed and delivered by the Special Servicer and constitutes the legal, valid and binding obligation of the Special Servicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally, and to general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law. The Special Servicer has not failed to obtain any consent, approval, authorization, or order of, or failed to cause any registration or qualification with, any court or regulatory authority or other governmental body having jurisdiction over the Special Servicer, which consent, approval, authorization, order, registration, or qualification is required for, and the absence of which would materially adversely affect, the legal and valid execution, delivery, and performance of this Agreement by the Special Servicer.

(iv) Approvals and Permits. The Special Servicer possesses such certificates, authorizations, licenses, and permits issued by the appropriate state, federal, and foreign regulatory agencies or bodies necessary to conduct the business now operated by it, and it has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the ability of the Special Servicer to service a Mortgage Loan or the interests of the Certificateholders therein.

(v) No Litigation or Adverse Conditions. No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against it, which, if determined adversely to the Special Servicer would prohibit the Special Servicer from entering into this Agreement or, in the good faith and reasonable judgment of the Special Servicer, is likely to materially and adversely affect either its ability to perform its obligations hereunder or the financial condition of the Special Servicer. The Special Servicer has no knowledge of any recent adverse financial condition or event with respect to itself that, in its good faith and reasonable judgment, is likely to materially and adversely affect its ability to perform its obligations hereunder.

(vi) Fidelity Bond; Errors and Omission Insurance. Each officer, director, employee, consultant and advisor of the Special Servicer with responsibilities concerning the servicing and administration of the Mortgage Loans is covered by errors and omissions insurance and fidelity bond insurance in the amounts and with the coverage required under the related Pooling and Servicing Agreement to be maintained by the Company as master servicer. Neither the Special Servicer nor any of its officers, directors, employees, consultants, or advisors involved in the servicing or administration of the Mortgage Loans has been refused such coverage or insurance.

(vii) Approved Seller/Servicer. The Special Servicer is a HUD approved mortgagee.

Section 4.04 Remedies for Breach of Representation and Warranty.

Upon discovery by any of the Company, the Class B Holder or the Special Servicer of a breach of any of the representations and warranties contained in Article IV which materially and adversely affects the value of the Specially Serviced Mortgage Loans, or the ability of the Special Servicer to service any of the Specially Serviced Mortgage Loan, the party discovering such breach shall give prompt written notice to the others.

Each of the parties hereto shall indemnify the others and hold each of them harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of such party's representations and warranties contained in Article IV. It is understood and agreed that except as provided in Sections 2.03, 5.15 and 5.16, the obligations to indemnify as provided in this Section 4.04 constitute the sole remedies of each of the Company, Class B Holder and Special Servicer respecting a breach of any other party's representations and warranties.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Indemnification.

Each of the Company, the Class B Holder and the Special Servicer (each as such, an Indemnifying Party") shall indemnify the other parties hereto (each as such, an "Indemnified Party") and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses (individually and collectively, the "Claims") that such Indemnified Party may sustain in any way related to the failure of the Indemnifying Party to perform its duties in compliance with the terms of this Agreement; provided, that the Company and the Class B Holder acknowledge and agree that the obligation of the Special Servicer to indemnify for losses arising from or incurred in connection with the servicing of Specially Serviced Mortgage Loans (including REO Property) shall be determined in accordance with the indemnification standards applicable to the Company, as Master Servicer under the related Pooling and Servicing Agreement; and provided further, that none of the Company, the Class B Holder or the Special Servicer or any of the directors, officers, employees or agents of the Company, Class B Holder or the Servicer shall be liable for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; it being understood that this provision shall not protect the Company, the Class B Holder or the Special Servicer against any material breach of warranties, representations or covenants made herein, or against any specific liability imposed on such party pursuant hereto, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

Section 5.02 Pooling and Servicing Agreements

Company agrees to immediately provide Special Servicer a copy of the Pooling and Servicing Agreements and the related Mortgage Loan Schedule as referenced on Schedule I.

Section 5.03 Amendment.

This Agreement may be amended from time to time by written agreement signed by each of the parties hereto.

Section 5.04 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original and such counterparts shall constitute but one and the same instrument.

Section 5.05 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 5.06 Notices.

All demands, notices and direction hereunder shall be in writing or by telecopy and shall be deemed effective upon receipt to:

(a) in the case of the Company,

CitiMortgage Inc
1000 Technology Drive
O’Fallon, MO 63368
Attention: Cindy Barmeier, MS 337
Telephone: 636-261-1983
Facsimile: 636-261-1394

With a copy sent to

CitiMortgage, Inc.
4000 Regent Blvd, MC: N3B-355
Irving , TX 75063
Attention: John Guyon, Compliance Manager, MSD
Telephone: 469-220-0916
Facsimile: 469-220-1572

or such other address as may hereafter be furnished to the Class B Holder and the Special Servicer in writing.

(b) in the case of the Class B Holder,

Credit-Based Asset Servicing and Securitization LLC
335 Madison Avenue
New York, New York 10017
Attention: B-Piece Surveillance Department
Telephone: (212) 850-7765
Facsimile: (212) 850-7760

or such other address as may hereafter be furnished to the Company in writing.

(c) in the case of the Special Servicer,

Litton Loan Servicing LP

4828 Loop Central Drive
Houston, TX 77081-2226
Attention: Contract Management
Facsimile: (713) 960-0539

or such other address as may hereafter be furnished to the Company in writing.

Section 5.07 Termination.

This Agreement shall terminate (x) with respect to a Series, at such time as the Principal Balance of the Class B Certificates has been reduced to zero, or if later, the date as of which the Special Servicer is no longer servicing any Specially Serviced Mortgage Loans of the related Series, or (y) if mutually agreed to by the parties hereto or (z) if Special Servicer elects to terminate upon Company’s purchase of all of the Mortgage Loans in a Trust Fund.

Section 5.08 Severability of Provisions.

If any one or more of the covenants, agreements, provi-sions or terms of this Agreement shall be held invalid for any reason whatso-ever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 5.09 Successors and Assigns.

This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto; provided, however, that the Class B Holder may assigns its rights hereunder without the prior written consent of the Company with respect to one or more Class B Certificates to a trust or other entity (each, a "Trust”) in connection with a re-securitization or issuance of collateralized bond obligation (each, a "Re-Securitization") of mortgage-backed securities, including such Class B Certificates, by the Class B Holder (whether directly or indirectly) if the Class B Holder is the administrative agent or collateral manager for the Trust, whose responsibilities include managing the collateral included in the Trust and/or exercising all of the Trust's rights hereunder as Class B Holder of the assigned Class B Certificates. The Class B Holder shall provide written notice to the Company of any assignment of a Class B Certificate to a Trust, specifying the name of the Trust, the issuance date and the assigned Class B Certificates.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 5.10 Article and Section Headings.

The article and section headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.11 Confidentiality.

(a)  In connection with the rights and obligations of each of the parties hereunder, each of the Company, the Class B Holder and the Special Servicer (for the purposes of this Section 5.10(a), a “Disclosing Party”) may find it necessary to disclose to the other parties (including its subsidiaries) or its representatives (collectively, a “Receiving Party”) certain confidential, non-public or proprietary information relating to the Disclosing Party or its affiliates. “Confidential Information” means any nonpublic information whatever its nature or form, whether obtained orally, by observation, from written materials or otherwise, from any third party or from the Disclosing Party or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, a party’s “Representatives;”) that is obtained by the Receiving Party as a result of or in connection with the performance of any party’s rights or obligations under this Agreement, whether before or after the date hereof, together with all analyses, compilations, forecasts, studies or other documents prepared by a Receiving Party or its Representatives in connection with the performance of any party’s rights or obligations hereunder which contain or reflect any such information. Confidential Information includes, but is not limited to, any non-public information regarding any business or operations plans, strategies, processes, know-how, portfolios, prospects or objectives of the Disclosing Party; structure, products, product development, technology, inventions, discoveries, improvements, specifications, source codes, object code, programming and other documentation, designs, methods, devices, systems, computer software, including due diligence system, loss mitigation software included within RADAR, foreclosure attorney web site, distribution, sales, services, support and marketing plans, practices, or operations of the Disclosing Party; the prices, costs and details of the services of the Disclosing Party; the financial condition, results of operations, financial records and related information of the Disclosing Party; the position of the Disclosing Party and its clients in any portfolio; the performance of any accounts or assets of the Disclosing Party; research and development, operations or plans of the Disclosing Party; clients and client lists (including, without limitation, the identity of clients, names, addresses, contact persons, and the client’s business or investment status or needs) of the Disclosing; information received from third parties under confidential conditions; any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Disclosing Party (including, without limitation, financial, investment and trading plans, designs, products and computer aided financial investment and trading systems, software, strategies, programs, formulae, patterns, methods, techniques, processes and system analyses), management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors and employees of the Disclosing Party); personnel and compensation policies; operation policies and manuals; means of gaining access to the Disclosing Party’s computer data systems and related information; or any other non-public financial, commercial, business, technical or other information relating to the Disclosing Party, its clients, subsidiaries or affiliates. The term Confidential Information will not, however, include Confidential Information which (i) is or becomes publicly available other than as a result of a disclosure by a Receiving Party or its Representatives in violation of this Agreement, (ii) becomes available to a Receiving Party on a non-confidential basis after the date hereof from a source (other than a Disclosing Party or its Representatives ), which, to the best knowledge of a Receiving Party after due inquiry, is not prohibited from disclosing such information to the Receiving Party by any obligation of confidentiality to another party hereto, or (iii) is developed or derived by a party hereto without the aid, application or use of Confidential Information. The parties acknowledge that under Regulation AB, the Company may be required to file this Agreement with the Securities and Exchange Commission, and that any such filing will be publicly available on the Commission’s EDGAR website; accordingly, the contents of this Agreement are not Confidential Information. Such filing shall be within the Company’s sole discretion.
(b) Each of the Class B Holder and the Special Servicer agrees that all information supplied by or on behalf of the Company pursuant to Sections 2.02 or 3.01, including individual account information, is the property of the Company and each such party agrees to use such information only for the purposes contemplated by this Agreement and otherwise hold such information confidential and not to disclose such information, except as contemplated hereby or to the extent such information is made publicly available by or on behalf of the Company or the relevant Trustee. In addition, each of the parties acknowledge that the Federal “Privacy of Consumer Financial Information” Regulation (16 CFR 313), as amended from time to time (the “Privacy Regulation”), issued pursuant to Section 504 of the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq.) governs disclosures of nonpublic personal information about consumers and the FTC “Standards for Safeguarding Customer Information” Regulation (16 CFR 314), as amended from time to time (the “Safeguard Regulation”), governs the safeguarding of such information. Each of the Class B Holder and the Special Servicer hereby agrees that it shall comply with the terms and provisions of the Privacy Regulation and the Safeguard Regulation, including, without limitation, the provisions regarding the sharing and safeguarding of Nonpublic Personal Information (as defined in the Privacy Regulation) in so far as such terms and provisions relate to Confidential Information.

Section 5.12 Publicly Registered Certificates.

The Class B Holder agrees, that without the prior written consent of the Company, so long as the Class B Holder is a party to this Agreement and a holder of any Class B Certificates of a Series, no employee of the Class B Holder who has had access to non-public information with respect to that Series will be involved in the investment decision process in connection with any purchase, sale or trade of any publicly registered Certificates of the same Series.

Section 5.13 No Partnership.

Nothing herein shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as an agent for the Company.

Section 5.14 Class B Certificates Subject to Repurchase Arrangements.

The Company hereby acknowledges that the Class B Holder is the beneficial owner of certain Class B Certificates which are subject to repurchase agreements or other financing arrangements with one or more counterparties (each a "Repo Counterparty"), with such counterparties being the owner of record of such Class B Certificates (such Class B Certificates subject to a repurchase agreement or other financing arrangement, the "Repo Class B Certificates"). With respect to each Series of Repo Class B Certificates, upon the satisfaction of the conditions precedent set forth below, the definition of Class B Certificates shall include, and the Special Servicing Agreement shall be effective with respect to, each such Repo Class B Certificate.

This Special Servicing Agreement shall become effective and be deemed effective with respect to each Series of Repo Class B Certificate as of the effective date described in Section 2.02(e) hereof relating to the effective date of additional Class B Securities, provided the Company shall have received the Consent of Record Owner, substantially in the form of Exhibit A attached hereto, relating to such Repo Class B Certificate executed by the applicable Repo Counterparty.

Section 5.15 Termination With Cause

Upon Special Servicer’s failure to perform its obligations under this Agreement and in accordance with industry standards, the Company may terminate, any rights the Class B Holder and Special Servicer may have hereunder, as provided in this Section 5.15. Any such notice of termination shall be in writing and delivered to the Class B Holder and Special Servicer by registered mail as provided in Section 5.06. Special Servicer shall have 90 days after receipt of such notice to conform to industry standards. If Special Servicer fails to conform to industry standards within 90 days after the date of the termination notice, the termination shall be final.

Section 5.16 Termination Without Cause

Notwithstanding anything to the contrary in this Agreement, the Company may terminate, at its sole option on not less than 180 business days’ notice, any rights the Class B Holder and Special Servicer may have hereunder, without cause as provided in this Section 5.16. Any such notice of termination shall be in writing and delivered to the Class B Holder and Special Servicer by registered mail as provided in Section 5.06.

Section 5.17 Regulation AB Reporting.

The Special Servicer shall deliver to the Company or its designee all reports, servicer compliance statements and attestations as required pursuant to the terms of Regulation AB upon its effectiveness for Certificates issued on or after January 1, 2006.

IN WITNESS WHEREOF, each of the parties hereto have caused its name to be signed hereto by its respective officer thereunto duly authorized, all as of the day and year first above written.

CITIMORTGAGE, INC.

By:	/s/ William S. Felts
Name:	William S. Felts
Title: Vice President

CREDIT-BASED ASSET SERVICING AND
SECURITIZATION LLC

By:	/s/ Diane S. Westerback
Name:	Diane S. Westerback
Title: Vice President

LITTON LOAN SERVICING LP

By:	/s/ Janice McClure
Name:	Janice McClure
Title: Senior Vice President

SCHEDULE I

Describe each Series of Class B Certificates and the related Pooling and Servicing Agreement

Series  Pooling and Servicing Agreement  Percentage of Class Owned by Class B Holder

Exhibit A
CONSENT OF RECORD HOLDER

[Insert Date]

[Company]
[Address]

Attn:

Credit-Based Servicing and Securitization LLC
335 Madison Avenue, 19th Floor
New York, New York 10017

Attn: General Counsel

Re:
[Insert Description of Class B Certificate] (the "Repo Class B Certificate") and the Special Servicing Agreement dated as of _____________, by and among [Company], Credit-Based Asset Servicing and Securitization LLC and Litton Loan Servicing LP (such agreement, as amended to date, the "Agreement")

Ladies and Gentlemen:

The undersigned, [Insert Name of Repo Counterparty] ("Repo Counterparty"), is the record owner of the Repo Class B Certificate pursuant to a repurchase agreement or other financing arrangement with Credit-Based Asset Servicing and Securitization LLC ("C-BASS"). As such, C-BASS is the beneficial owner of such Repo Class B Certificate, and unless and until the Repo Counterparty indicates otherwise in writing delivered to [Company], the Repo Counterparty hereby authorizes C-BASS to take any and all action C-BASS deems necessary, desirable or appropriate and permitted to be taken by the record owner of the Repo Class B Certificate under the Agreement, and to otherwise assume all rights and obligations of the record owner of the Repo Class B Certificate for all purposes under the Agreement.

Capitalized terms used herein but not herein defined shall have the respective meaning ascribed to such term in the Agreement.

[Insert Name of Repo Counterparty]

By:
Name:
Title:

[Company]

By:
Name:
Title:

Exhibit B

Operational Requirements

1.)
Report Date/Report Requirement. Special Servicer Report Date to the Company or Trustee, as required by the applicable Pooling and Servicing Agreement “PSA”, shall be on or before the 5th calendar day of the related reporting month. The Special Servicer shall report to the Company as master servicer, as required by the applicable PSA, on loans that are on the Special Servicer’s system as of the calendar month end prior to such Report Date. Reports from Special Servicer to Company shall be in a complete data file and in a format acceptable to Company that the Company can use to meet the PSA reporting requirements and shall be transmitted electronically to one recipient to be designated by the Company. Hard copy reports will also be provided. The reports will contain, as a minimum, the information reflected on Exhibit C.

2.)
Remittance Date. The Special Servicer Remittance Date to the Company shall be on or before the 18th calendar day of the related reporting month, or if the 18th is not a Business Day, the Business Day immediately preceding such 18th day.

3.)
Loan Transfer/Prior Month Report to Trust. The Company shall provide the Special Servicer a copy of the previous month’s report to trustee. The Company will provide this information on its website at www.citimortgagembs.com on each Distribution Date.

:
4.)	Servicing Fee. The Special Servicer shall net its servicing fee on all collections remitted to the Company.
5.)
Loan Transfer Wire and Advance Reconciliation. Within 5 business days of the Special Servicer’s receipt of the computer records required pursuant to Section 2.02, the Special Servicer shall remit to the Company as servicer, by wire transfer of immediately available funds, an amount equal to the sum of the Delinquency Advances outstanding as of the Transfer Date, and the aggregate amount of Servicing Advances and Escrow Advances, net of any Positive Escrows. The Special Servicer and Company shall, within 15 business days following the transfer date, make such further monetary adjustments between them as shall be necessary to ensure the proper payment of the Advance Amount by the Special Servicer to the Company as servicer.

6.)
Servicer Release Wire and Advance Reconciliation. Within 5 business days of the Successor Servicer’s receipt of the computer records required pursuant to Section 2.02, the Successor Servicer shall remit to the Special Servicer, by wire transfer of immediately available funds, an amount equal to the sum of the Delinquency Advances outstanding as of the Transfer Date, and the aggregate amount of Servicing Advances and Escrow Advances, net of any Positive Escrows. The Servicer and Special Servicer shall, within 15 business days following the transfer date, make such further monetary adjustments between them as shall be necessary to ensure the proper payment of the Advance Amount by the Servicer to the Special Servicer.
7.)
Servicing Advance Reconciliation. The Company shall provide the Special Servicer customary documentation (electronic format or invoice with amount, type, and reason for advance) on all such Servicing Advances as described in #5 above. The Special Servicer shall then reimburse any such reimbursable advances to the Company within five (5) business days of the Company’s presentation of such supporting documentation to the Special Servicer ;provided that, the Special Servicer shall not reimburse Company for items such as demand letter fees, interest on advances, and any other similar fees.

8.)
Life of Loan Tax Contract. The Company agrees to transfer life of loan tax contracts to the Special Servicer, provided that the tax service contracts are transferred to the Special Servicer at no cost. For mortgage loans without tax service contracts, the Special Servicer may deduct from its remittance to the Company $50.00 per mortgage loan to purchase such tax service contracts.

9.)
Flood Certificates. The Company agrees to transfer flood certificates to the Special Servicer, provided that the flood certificates are transferred to the Special Servicer at no cost. For mortgage loans without a flood certificate, the Special Servicer may deduct from its remittance to the Company $50.00 per mortgage loan to purchase such flood certificate.

Exhibit C

ARTICLE I. Default Management Reports

1.1  Monthly Reports

Each month on or before the fifth (5th) business day of the month, the Special Servicer shall provide to the Company for all Specially Serviced Mortgage Loans a status report which accurately reflects the default stage of the loan. The Special Servicer shall provide the reports listed below either in the form cited or in a format satisfactory to the Company.

1)	Delinquency Status Report (Exhibit 1)
2)	Foreclosure Notification (Exhibit 2)
3)	Foreclosure Status Report (Exhibit 3)
4)	Bankruptcy Status Report (Exhibit 4)
5)	Real Estate Owned Status Report (Exhibit 5)

If there has not been an activity during the month regarding any of the Specially Serviced Mortgage Loans, then such reports are not required, with the exception of the Delinquency Status Report which must be submitted monthly whether or not there has been activity. If there has not been any activity, please state that fact.

Reports are to be forwarded to the following address or via fax:

Citigroup, Inc
Master Servicing Division
Attn: Default Management
4000 Regent Blvd, MC: N3B-355
Irving , TX 75063
Fax: 469/220/1575

Upon request by the Company, the Special Servicer shall furnish any additional information in its possession requested by the Company that is reasonably necessary to protect the interests of the Company (including special reports or information not required by the terms of this Agreement or customarily reported by a Servicer).

1.2  Liquidation Reports

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Company pursuant to a deed-in-lieu, of foreclosure, the Special Servicer shall send to the Company within twenty-four (24) hours of such sale or acquisition, a Notice of Acquisition (NOA) in the form of

Exhibit 6. The Special Servicer shall file all appropriate claims and supporting documents and information to collect all available Insurance Proceeds with respect to the Mortgage Loan and Mortgaged Property.

1.3  Fees for Late, Inaccurate, or Poor Quality Reporting

The Special Servicer shall pay to the Company a penalty fee for late submission of reports, or inaccurate reporting. Penalties will be assessed as (i) $100.00 for the first occurrence with a maximum penalty of $1,000.00 in the aggregate, or (ii) $250.00 for the second occurrence with a maximum penalty of $1,000.00 in the aggregate, or (iii) $500.00 for any occurrence thereafter, with a maximum penalty of $1,000.00 in the aggregate . The Special Servicer shall also pay to the Company a penalty fee for the submission of poor quality reports (such as the failure of the Special Servicer to send status reports or the failure to use Company’s Mortgage Loan numbers). The penalty for poor quality reports shall be calculated in accordance within (i), (ii), and (iii) above. The parties agree that this penalty schedule represents a reasonable estimate of the costs incurred by the Company for late, inaccurate or poor quality reports.